105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC Announces Solid Results
for the Fourth Quarter and Fiscal 2011

▪	Revenue for fiscal 2011 increased 38 percent to $133.3 million from $96.7 million for fiscal 2010

▪	Revenue for Q4 fiscal 2011 increased 28 percent to $34.9 million from $27.3 million in Q4 2010

▪	Debt was reduced by $10.2 million during Q4 to $35.1 million

Newark, NY – December 08, 2011 – IEC Electronics Corp. (NYSE Amex: IEC) announced its results for the fourth quarter and fiscal year ending September 30, 2011.

For the quarter, the Company reported revenue of $34.9 million and net income of $2.6 million or $0.26 per diluted share.  Approximately $1.1 million or $0.11 per share stems from an adjustment related to Southern California Braiding (SCB) as discussed below.  This compares with revenue of $27.3 million and net income of $1.6 million, or $0.16 per share in the fourth quarter of the prior year.

For fiscal year 2011, IEC reported revenue of $133.3 million compared to revenue of $96.7 million for fiscal 2010.  Net income after tax was $6.8 million, or $0.68 per share, for year end 2011 compared to net income after tax of $4.7 million or $0.48 per share for fiscal 2010.  Net income included income from the SCB adjustment, discussed below.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “2011 was a solid year for IEC as we continue to improve our operating performance and make strong inroads into the Medical sector.  Our backlog grew substantially despite continued economic turbulence.  The fiscal 2011 closing backlog was over $121.0 million as compared to a fiscal 2010 closing backlog of $91.4 million.  $12.7 million of the backlog increase from fiscal 2010 was associated with the SCB acquisition made in December 2010.

“We primarily used low cost debt to finance our strategic acquisitions, and our goal in the back half of fiscal 2011 has been to reduce our debt $1 million a month.  We exceeded this goal by paying down our debt by $10.2 million during the fourth quarter and by $12.2 million since acquisition of SCB nine months ago.”

Gilbert continued, “During fiscal 2011 we continued to work toward integration of SCB into IEC.  As mentioned in the past, this acquisition has improved the Company’s strategic position by broadening our product offering and diversifying our customer base.  However, SCB has not yet performed to our expectations.  In the SCB closing documents we provided for an adjustment to be paid to IEC contingent upon SCB failing to achieve certain sales goals for 2011.  As a result, we recognized a favorable adjustment to the fair value of this contingent consideration of $1.1 million in Other Income for both the fourth quarter and fiscal 2011 year end results.  Our operating margin for the quarter was 7%, slightly below what we have achieved in the past but still at the high end of our industry.

“Our customer mix has changed somewhat during 2011,” Gilbert said.  “The Medical sector significantly expanded and now represents 22% of revenue ($30.0 million), increasing from 12.6% of revenue ($12.8 million) in fiscal 2010. The Military/Aerospace sector remained strong through most of the year and tailed off at the end. While our programs and platforms were not subject to federal budget cuts, funding for several of our programs has not been released.  We anticipate that funding release will be an issue for Q1 fiscal 2012 and may extend into Q2 of fiscal 2012.  The Military/Aerospace sector represents 56.0% of revenue ($74.7 million) in fiscal 2011, down slightly from 58.2% of revenue ($56.4 million) in fiscal 2010.  Sales to our Industrial customer base decreased to $17.5 million, representing 13.0% of 2011 revenue, down from 20.0% of revenue ($19.4 million) in fiscal 2010.  We saw the Industrial sector recover in the first half of the year and then weaken somewhat in the second half of the year.  Some of our customers are rapidly expanding and others are struggling.  Overall, we are pleased with the results we have achieved in this sector.

“We continue to look for companies that provide a good fit with our strategic vision.  Without any acquisitions, our long term annual growth goal is 17%.  This year that goal will be difficult to achieve.  As mentioned above, we believe we have solid Military and Aerospace platforms.  However, the impasse in Congress releasing the funding is uncertain.  We expect revenue growth from our existing businesses to be between 9% and 14% for fiscal 2012, and expect both our net income and EBITDA to grow commensurately.  The Industrial sector is likely to remain under pressure as long as the broader economy continues to struggle.  The pressure is not evenly distributed among the niches we serve, with some of our Industrial customers growing quite rapidly.  Our growth in the Medical sector is most encouraging and we believe we can continue to expand our presence in that market.”

Mr. Gilbert concluded, “As we have said previously, we firmly believe the Company is continuing to move in the right direction and we are confident that we are creating future value for our customers and shareholders and opportunity for our employees.”

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, and industrial sectors.  The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, and precision sheet metal products. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets.  The ISO13485 certification supports the quality requirements of medical device markets.  The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard.  IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future expectations and prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, governmental funding uncertainties, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2010 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Sue Topel-Samek	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4443	(203) 972-9200
JohnNesbett@InternationalMS.com

IEC ELECTRONICS CORP - CONSOLIDATED
BALANCE SHEET
SEP 30, 2011 AND SEP 30, 2010
(In Thousands)

	SEP 30,2011	SEP 30, 2010
ASSETS

CURRENT ASSETS
Cash	0	0
Accounts Receivable	19,423	16,288
Inventories	16,093	12,068
Deferred Income Taxes	3,863	3,359
Other Current Assets	1,834	261
Total Current Assets	41,213	31,976

NET FIXED ASSETS	17,886	13,098

NON-CURRENT ASSETS
Intangible Assets	5,964	331
Goodwill	13,810	58
Deferred Income Taxes	6,768	10,113
Other Non-Current Assets	179	106
TOTAL ASSETS	85,820	55,682

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	6,896	2,899
Accounts Payable	12,750	8,145
Accrued Payroll and Related Taxes	3,092	2,279
Other Accrued Expenses	851	941
Other Current Liabilities	332	0
Total Current Liabilities	23,921	14,264

LONG TERM DEBT	28,213	15,999
TOTAL LIABILITIES	52,134	30,263

SHAREHOLDER'S EQUITY
Common stock, par value $.01 par value:
Authorized - 50,000,000 shares
Issued: 10,839,997 and 10,100589 shares, respectively
Outstanding: 9,824,539 and 9,087,716 shares, respectively	108	101
Additional Paid-in Capital	42,660	41,138
Retained Earnings	(7,647)	(14,407)
Treasury Shares, at Cost: 1,015,458 and 1,012,873 shares, respectively	(1,435)	(1,413)
TOTAL SHAREHOLDER’S EQUITY	33,686	25,419
TOTAL LIABILITIES & EQUITY	85,820	55,682

IEC ELECTRONICS CORP - CONSOLIDATED
STATEMENT OF INCOME
FOR QUARTER END & YTD SEP 30, 2011 AND SEP 30, 2010
(In Thousands)

	ACTUAL	PRIOR	ACTUAL	PRIOR
	QUARTER	QUARTER	YTD	YTD
	SEP 30, 2011	SEP 30, 2010	SEP 30, 2011	SEP 30, 2010

Sales	34,941	27,287	133,296	96,674
Cost of Sales	28,367	22,511	109,039	80,411
Gross Profit	6,574	4,776	24,257	16,263

Less: Operating Expenses
Selling & Administrative Expenses	4,094	2,654	13,868	8,576
Operating Profit	2,480	2,122	10,389	7,687

Interest and Financing Expense	387	220	1,601	814
Other (Income)/Expense	(1162)	(387)	(1028)	(182)
Net Income before Income Taxes	3,255	2,289	9,816	7,055

Provision for Income Tax	624	661	3,056	2,400
Net Income	2,631	1,628	6,760	4,655

Basic Earnings Per Share	$0.27	$0.18	$0.71	$0.52
Diluted Earnings Per Share	$0.26	$0.17	$0.68	$0.48

Basic Shares	9,637,196	9,086,793	9,461,240	8,990,180
Diluted Shares	10,000,506	9,599,377	9,967,702	9,608,174